Exhibit 99.1

Longest Serving Member of Orthofix Board of Directors

Jerry C. Benjamin dies at age 70

Lewisville, Texas, Feb 10, 2011 – Orthofix International NV, (NASDAQ:OFIX) announced today that Jerry Benjamin, Orthofix Board member and former General Partner of Advent Venture Partners passed away unexpectedly on February 8th at his home outside of London.

Jerry Benjamin’s successful career began at Monsanto’s healthcare and petrochemical businesses, including a period as Director of Corporate Venture Capital. He later joined Advent Venture Partners, serving as a General Partner until his retirement. His many accomplishments there included the successful development of Advent’s investment activities in the healthcare and medical sectors. After retirement, he continued his involvement with Advent as an advisor to the Life Sciences team. Mr. Benjamin served as a non-executive director of a number of companies, including eighteen years on the Board of Orthofix International NV, most recently as Chairman of the Audit Committee.

Jim Gero, Chairman of the Board of Directors stated, “Jerry Benjamin served Orthofix faithfully throughout his tenure as a highly respected Director, and contributed greatly to the company’s success. He was a friend for close to two decades, and will be dearly missed by all his colleagues on the Board.”

“Jerry was the quintessential gentleman and a man of impeccable character,” said Alan Milinazzo, Orthofix’s Group President and CEO. “His background in chemical engineering and biotechnology and investment expertise provided a foundation upon which he amassed his legacy of business success. As an Orthofix Director, his personal attributes of loyalty, strong leadership, dedication and teamwork will be greatly missed. He was a great friend and advisor.”

The company extends its condolences to Mr. Benjamin’s family, friends and colleagues.

About Orthofix

Orthofix International, N.V. is a global medical device company offering a broad line of minimally invasive surgical and non-surgical products for the spine, orthopedic, and sports medicine market sectors, that address the lifelong bone-and-joint health needs of patients of all ages - helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, and via collaborations with other leading orthopedic product companies. In addition, Orthofix is collaborating and investing in R&D activities with leading medical institutions such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, The University of Medicine and Dentistry of New Jersey and the National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

Contact:	Brian McCollum,
brianmccollum@orthofix.com
(214) 937-2927